Agreement by and between Oakmont
                Pharmaceuticals, Inc. and Hygenics
            Pharmaceuticals, Inc. dated July 23, 1996.

The parties agree as follows:

1. The principal amount of the Note is $573,500.25, plus interest on each advance thereof from the date of advance to payment.

2. Oakmont will assume the remaining $65,000 obligation of Hygenics to Messrs. Vochringer and Cabana, plus interest thereon.

3. Oakmont will deliver to Hygenics a check in amount of $10,000.00 in partial payment of the accrued interest on the Note, which check shall not be presented for payment by Hygenics unless and until Oakmont advises Hygenics that there are sufficient funds to cover said check.

4. Oakmont shall reduce the principal balance of the Note from the proceeds of the equity and for debt raised by Oakmont as the requirements of paying Rexall and Great Valley and the costs of commencing operations at the Verona Plant may permit.

5. Oakmont shall bring the accrued interest on the Note current from the proceeds of the prospective $1 million bridge loan or other similar financing, as if and when such financing closes.

6. Oakmont will issue warrants or options to purchase Oakmont common stock equal to 650,000 shares of common stock, exercisable at a price of $.05 per share for a period of eighteen months from January 15, 1996.

7. Hygenics may obtain a term life insurance policy on the life of Arthur Michaelis in the amount of $600,000.00 with a carrier reasonably acceptable to Oakmont and Dr. Michaelis. Upon payment of the Note, Hygenics shall use its reasonable efforts to cause such policy to be assigned to Oakmont. The proceeds of the policy shall be used to retire the principal and interest of the Note and the costs of the policy. Any balance of the proceeds will be paid to Oakmont.

8. The principal and the interest on the Note shall be paid on or before September 1, 1996. In the event that all of the principal and interest shall not be paid by such date, Oakmont shall pay Hygenics a monthly extension fee of $50,000.00.

9. To the extent that the above principal amount shall be reduced from time to time by partial payment, the $50,000.00 monthly extension fee shall be proportionately reduced based upon the portion paid for the number of remaining days on a per diem basis.

10. In the event that Oakmont is unable to obtain the necessary financing to pay Rexall for the Verona plant on a timely basis, Oakmont shall give Hygenics 30 days notice of the anticipated inability to do so. Hygenics shall have the right to raise such funds to pay Rexall for a fee to be negotiated between the parties.

11. Hygenics shall withdraw and repudiate the written statement of John Budd dated May 9, 1996 with respect to the actions of Oakmont, Liberty Merchant Group, and their respective principals.

12. Oakmont, Hygenics and their respective officers, directors, representatives, and consultants (excluding Avonwood Capital) shall exchange mutual releases. Hygenics shall use its best efforts to obtain John Budd's and Charles Newman's releases, provided, however, such releases shall not be a condition to this agreement or the parties' performance under this paragraph.

13. The parties agree to carry out such acts and execute such additional documents as may be reasonably necessary to carry out the intentions of the parties hereunder.

14. This agreement has been executed in the Commonwealth of Pennsylvania and shall be interpreted in accordance with the laws of said state.


This agreement is executed on July 25, 1996 by the duly and properly authorized officers of the respective parties hereto.

Hygenics Pharmaceuticals Inc.

/s/ Dean Bradley, Chairman,
President and CEO


Oakmont Pharmaceuticals, Inc.

/s/ Art Michaelis, Ph.D.
Chairman and CEO